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NEW FRONTIER MEDIA

For Immediate Release
Contact: Karyn L. Miller, Chief Financial Officer
(303)444-0900 x102
kmiller@noof.com





                            New Frontier Media, Inc.
                      Responds to the Request for a Special
                          Meeting of its Shareholders

Boulder, Colorado, April 3, 2002. NEW FRONTIER MEDIA, INC., (Nasdaq: NOOF) reported today that Edward Bonn, a director of the Company, has made a public announcement that he intends to call a special meeting of the Company's shareholders. The stated purpose of the meeting is to replace the Board of Directors and to rescind the Company's Rights Plan, also known as a poison pill, that was adopted this past November. Mr. Bonn and Director Bradley A. Weber previously attempted on March 20, 2002 to remove Chief Executive Officer Mark Kreloff as CEO and to appoint a special committee headed by Mr. Bonn to operate the Company while a search was conducted for a new CEO. The Company's Board of Directors rejected Messrs. Bonn's and Weber's proposal and instead established an Independent Special Committee of the Board to investigate, among other things, the activities of Messrs. Bonn and Weber relating to their prior management of Interactive Gallery, Inc., the Company's Internet subsidiary, and whether, by their actions, they have triggered the Company's poison pill.

The Independent Special Committee consists of Executive Vice President and Board member Michael Weiner, and Board members Koung Wong and Hiram J. Woo. The Independent Special Committee has retained one of the world's leading experts on matters of directors' responsibilities and corporate governance - Mr. Dennis Block of the law firm Cadwalader, Wickersham & Taft.

Mark Kreloff, Chairman and Chief Executive Officer of the Company, stated "Since the Board of Directors has refused to turn the Company over to Mr. Bonn, Mr. Bonn has decided to call a special meeting to deflect the Independent Special Committee's investigation into his activities in running the Company's Internet division."

Mr. Bonn is also seeking to remove the Company's poison pill even though the poison pill was adopted in November 2001 by a unanimous vote of the Board of Directors, including both Mr. Bonn and Mr. Weber. Mr. Kreloff stated "It's hard to imagine how Mr. Bonn could vote for the poison pill to protect the shareholders just a few months ago and now that Mr. Bonn and Mr. Weber may have triggered it, they want to take that protection away from the shareholders they are supposed to protect."

Mr. Kreloff also stated, "It is unfortunate that Mr. Bonn and Mr. Weber have chosen to publicly debate the leadership of the Company. While the management and Board may run the Company, the shareholders are the true owners of the Company. I will therefore continue to operate the business, unimpeded by Mr. Bonn's and Mr. Weber's reckless behavior, in a manner that maximizes shareholder value. This will include a thorough investigation of their conduct while managing Interactive Gallery, Inc."

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is the fastest growing distributor of Adult Entertainment today. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand.

The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 26 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TeN(TM), ETC (Erotic Television Clips)(TM), Extasy(TM), True Blue(TM) and X-Cubed(TM). These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

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IGallery, the Company's Internet subsidiary, is a leader in the adult Internet market serving both the consumer and webmaster markets. IGallery designs and manages its own membership-based web sites for the consumer market. In addition, IGallery offers a wide range of products and services to the webmaster market. IGallery's own Internet network infrastructure enables the delivery of live and on-demand video events to millions of Internet users.

For more information contact Peter Shankman, at (303) 444-0900, extension 330, and please visit our web site at www.noof.com.